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                                                                    Exhibit 23.1

The Board of Directors
UNIsite, Inc. and Subsidiaries

We consent to the incorporation by reference in the registration statement (No. 333-72927) on Form S-8 of American Tower Corporation of our report dated March 31, 1999, with respect to the consolidated balance sheets of UNIsite, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of American Tower Corporation dated September 17, 1999.

                                                 /s/ KPMG LLP
Tampa, Florida
September 17, 1999